Exhibit 99.2

             Dobson Communications and Verizon Wireless Negotiating
               Deals Concerning Certain Dobson Operations; Verizon
              Wireless Would Acquire Wireless Properties in Arizona
                     California, Georgia, Ohio and Tennessee

BEDMINSTER, N.J. and OKLAHOMA CITY, September 17, 2001 (PRIMEZONE) -- Verizon Wireless and Dobson Communications Corporation (Nasdaq:DCEL) - news) announced today that they are negotiating a series of transactions in which Verizon Wireless would acquire certain Dobson wireless properties in Arizona, California, Georgia, Ohio and Tennessee for approximately $550 million, including $202 million for the Tennessee Rural Service Area No. 4.

Dobson said it intends to use the net proceeds from the sales to reduce debt.

The companies said they are negotiating the terms of definitive agreements for the proposed transactions and that the boards of both companies have conditionally approved the deals.

Dobson continues to study a full range of strategic alternatives for the Company going forward with the goal of enhancing value for all shareholders.

Property Details

The following wireless properties are the subject of the negotiation:

-- Arizona RSA No. 5, located in Gila and Pinal counties, AZ. The business in this rural service area (RSA), which operates today under the Cellular One brand, is adjacent to Verizon Wireless operations in Phoenix and Tucson, Ariz. POPS (population) served by the license total about 200,000. Verizon Wireless is negotiating to purchase Dobson's 75 percent interest in the market.

-- California RSA No. 7, located in Imperial County, serving Brawley, Calexico, Calipatria and Imperial. The business, operating under the Alex Wireless brand, is adjacent to Verizon Wireless operations in San Diego and Los Angeles. POPS served by the license total approximately 147,000.

-- Georgia RSA No. 1, located in eight counties in Northern Georgia, including Fannin, Gilmer, Gordon, Murray, Pickens, Towns, Union, and Whitfield. The business operates under the Cellular One brand today and lies adjacent to Verizon Wireless operations in Atlanta and Chattanooga, Tenn. POPS served by the license total approximately 250,000.

-- Ohio RSA No. 2, located in Erie, Huron, Sandusky and Seneca counties, Ohio. The business, operating under the Cellular One brand today, lies adjacent to Verizon Wireless operations in Toledo and Lorain-Elyria, Ohio. POPS served by the license total approximately 260,000.

-- Tennessee RSA No. 4, located in a six-county market in Eastern Tennessee, including the counties of Cocke, Grainger, Greene, Hamblen, Jefferson and Sevier. The operation, adjacent to Verizon Wireless Operations in Knoxville and Kingsport, Tenn. and Asheville, N.C., markets today under the Cellular One brand. POPS served by the business total some 290,000. Dobson jointly owns this market with AT&T; with AT&T's concurrence, the parties are negotiating for the sale of all of the market's operations.

About Verizon Wireless

Verizon Wireless is the largest wireless communications provider in the U.S. with more than 28 million wireless voice and data customers. The coast-to-coast wireless provider was formed by the combination of the U.S. wireless businesses of Verizon Communications (NYSE:VZ - news) and Vodafone (NYSE:VOD - news; LSE:VOD), including Bell Atlantic Mobile, AirTouch Cellular, GTE Wireless and PrimeCo Personal Communications. Verizon Wireless has a footprint covering more than 90 percent of the U.S. population, 49 of the top 50 and 97 of the top 100 U.S. markets. The company, headquartered in Bedminster, N.J., is 40,000 employees strong. Reporters and editors can find more information about the company on the Web at http://www.verizonwireless.com.

About Dobson Communications

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns or manages wireless operations in 19 states. Dobson has expanded rapidly in recent years through internal growth and by acquisition. For additional information on the Company and its operations, please visit its Website at www.dobson.net.

CONTACT:  Verizon Wireless
          Brian Wood
          (908) 306-7901
          Brian.Wood@verizonwireless.com

          Dobson Communications
          J. Warren Henry
          (405) 529-8820
          Warren.Henry@Dobson.net